As filed with the Securities and Exchange Commission on September 14, 2005
Registration No. 333-127385

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PENSON WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	6211	75-2896356
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
(214) 765-1100
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Andrew B. Koslow
Senior Vice President and General Counsel
Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
(214) 765-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas W. Kellerman Angela C. Hilt Morgan, Lewis & Bockius LLP 2 Palo Alto Square, 3000 El Camino Real, Suite 700 Palo Alto, California 94306 (650) 843-7550	Richard D. Truesdell, Jr. Jean Weng Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class	Proposed Maximum	Amount of
of Securities to be Registered	Aggregate Offering Price(1)	Registration Fee(3)

Common Stock, $0.01 par value	$140,000,000	$16,478.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares which may be sold pursuant to the underwriters’ over-allotment option.

(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the full amount of the registration fee of $16,478.00 is offset by $16,478.00 of the registration fee previously paid by the registrant under Registration Statement No. 333-45844, which was initially filed on September 15, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE
The Registrant is filing this Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-127385) solely for the purpose of increasing the Proposed Maximum Aggregate Offering Price from $100,000,000 to $140,000,000. No changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

Part II
Information not required in prospectus
Item 13.     Other expenses of issuance and distribution.
The following table sets forth the costs and expenses, other than underwriting discounts, payable by the Registrant in connection with the offer and sale of the common stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the NASDAQ National Market entry fee.

SEC registration fee		$16,478
NASD filing fee		$14,500
Blue Sky fees and expenses (including legal fees)		*
NASDAQ National Market entry fee		*
Accounting fees and expenses		*
Other legal fees and expenses		*
Transfer agent and registrar fee		*
Printing and engraving		*
Miscellaneous		*

Total	$	*

* To be completed by amendment
Item 14.     Indemnification of directors and officers
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).
As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, the bylaws of the Registrant provide that (i) the Registrant will indemnify each of its directors, officers, and those serving in a similar capacity at the Registrant’s request, who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become a director, officer, or to serve in a similar capacity at the Registrant’s request, against all expenses incurred by him or her if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; (ii) the Registrant will indemnify each of its directors, officers, and those serving in a similar capacity at the Registrant’s request, who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was, or agreed to become, a director or officer, or is or was serving, or agreed to serve, in a similar capacity at the request of the Registrant, against all expenses incurred by him or her if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no such indemnification will be made by the Registrant where such director, officer, or individual serving in a similar capacity at the request of the Registrant has been adjudged to be liable to the Registrant, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware shall deem proper; (iii) the rights conferred in the bylaws are not exclusive; and (iv) the Registrant may, to the extent authorized by its board of directors, grant indemnification rights to other employees or agents of the Registrant or other persons serving the Registrant and such rights may be equivalent to, or greater or less than, those provided in the bylaws.
At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification. The indemnification provisions in the Registrant’s restated certificate of incorporation and in its bylaws may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. The Registrant, with approval by the Registrant’s board of directors, expects to obtain directors’ and officers’ liability insurance. Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit	Name of exhibit

1.1	Form of Underwriting Agreement
3.1	Form of Restated Certificate of Incorporation of Registrant
3.2	Form of Amended and Restated Bylaws of Registrant
10.17	Form of Indemnification Agreement

The Company has entered into indemnification agreements with each of the Company’s directors, a form of which is attached as an exhibit hereto and is incorporated herein by reference.
The Registrant may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors or otherwise.
Item 15.     Recent sales of unregistered securities
Since June 30, 2002, we have issued and sold the below listed unregistered shares of our common stock.
On June 9, 2004, TCV V, L.P. and TCV V Member Fund, L.P. purchased a total of 3,265,306 shares of Series A Preferred Stock for a total cost of $12.8 million and 3,112,245 shares of Series A Preferred Stock for a total of $12.2 million on August 31, 2004. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

During the period from October 31, 2003 through June 30, 2004, we sold an aggregate of 1,170,914 shares of common stock to existing shareholders, certain employees and directors, and certain employees of related party organizations in connection with a private placement financing at a price of $1.34 per share for total proceeds of $1.6 million. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.
On February 28, 2003, we issued an aggregate of 853,042 shares of our common stock to existing shareholders and certain employees and directors at a price of $1.12 per share for total proceeds of $960,000. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.
During the period from June 26, 2003 through December 30, 2003, we issued convertible promissory notes in an aggregate principal amount of $9.25 million. These notes were issued on substantially the same terms and were converted to equity effective June 30, 2005. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.
Item 16.     Exhibits and financial statement schedules
a. Exhibits

Exhibit		Name of exhibit

1	.1*	Form of Underwriting Agreement
2	.1**	Stock Purchase Agreement by and among SAI Holdings, Inc. (one of our subsidiaries), Computer Clearing Services, Inc., and the Selling Stockholders dated May 12, 2005, as amended July 8, 2005
3	.1**	Form of Restated Certificate of Incorporation of Penson Worldwide, Inc., to be filed upon the closing of this offering
3	.2**	Form of Amended and Restated Bylaws of Penson Worldwide, Inc., to be filed upon the closing of this offering
4	.1*	Specimen certificate for shares of Common Stock
4	.2**	Amended and Restated Registration Rights Agreement between Roger J. Engemoen, Jr., Philip A. Pendergraft and Daniel P. Son and Penson Worldwide, Inc. dated November 30, 2000
4	.3**	Investors’ Rights Agreement between TCV V, L.P., TCV V Member Fund, L.P., Penson Worldwide, Inc., and the Company Subsidiaries dated June 9, 2004
5	.1*	Opinion of Morgan, Lewis & Bockius LLP
10	.1*	Penson Worldwide, Inc. Amended and Restated 2000 Stock Incentive Plan
10	.2*	Penson Worldwide, Inc. 2005 Employee Stock Purchase Plan
10	.3**	1700 Pacific Avenue Office Lease by and between F/P/D Master Lease, Inc. and Penson Financial Services, Inc. (f/k/a Service Asset Management Company) dated May 20, 1998 as amended July 16, 1998, February 17, 1999, September 20, 1999, November 30, 1999, May 25, 2000 and January 9, 2001
10	.4**	Lease of Premises between Downing Street Holdings (330 Bay St), Inc. and Penson Financial Services Canada, Inc. (one of our subsidiaries) dated September 17, 2002
10	.5**	Offer to Lease between Penson Financial Services Canada, Inc. (one of our subsidiaries) and 360 St-Jacques Nova Scotia Company dated October 14, 2003

Exhibit		Name of exhibit

10	.6**	Lease agreement between Derwent Valley London Limited, Derwent Valley Central Limited, Penson Financial Services Limited (one of our subsidiaries), and Penson Worldwide, Inc. effective August 11, 2005
10	.7**	Amended and Restated Loan Agreement by and between SAI Holdings, Inc. (f/k/a Service Asset Investments, Inc.) (one of our subsidiaries) and Guaranty Bank (f/k/a Guaranty Federal Bank, F.S.B.), dated April 30, 2001, as amended March 24, 2005 and May 6, 2005
10	.8**	Fifth Amended and Restated Stock Pledge Agreement by and between SAI Holdings, Inc. (f/k/a Service Asset Investments, Inc.) (one of our subsidiaries) and Guaranty Bank (f/k/a Service Asset Investments, Inc.), dated October 4, 2004, as reaffirmed by the Reaffirmation of Stock Pledge Agreements dated March 24, 2005
10	.9**	Fifth Amended and Restated Guaranty Agreements in connection with the Amended and Restated Loan Agreement by and between SAI Holdings, Inc. (f/k/a Service Asset Investments, Inc.) (one of our subsidiaries) and Guaranty Bank (f/k/a Service Asset Investments, Inc.), by Daniel P. Son, Philip A. Pendergraft, William D. Gross, and Roger J. Engemoen, Jr. as Guarantors, all dated December 31, 2002, as reaffirmed by the Eleventh Amendment to the Amended and Restated Loan Agreement dated March 24, 2005
10	.10**	Promissory Note by and between SAH, Inc. (one of our subsidiaries) and Service Lloyds Insurance Company dated December 6, 2001
10	.11**	Loan Agreement between Penson Worldwide, Inc. and SunGard Data Systems Inc. dated November 4, 2002
10	.12†**	Remote Processing Agreement between Penson Worldwide, Inc. and SunGard Data Systems Inc. dated July 10, 1995, as amended September 13, 1996 and August 1, 2002
10	.13*	SAMCO Reorganization Agreement by and between Penson Worldwide, Inc., SAI Holdings, Inc. (one of our subsidiaries) and Penson Financial Services, Inc. (one of our subsidiaries) (the “Contributors”) and SAMCO Capital Markets, Inc. and SAMCO Holdings, Inc. dated as of , 2005
10	.14*	Transition Services Agreement by and between SAMCO Holdings, Inc. and Penson Worldwide, Inc. dated as of , 2005
10	.15**	Employment Letter Agreement between the Company and David Henkel dated January 16, 2002
10	.16**	Employment Letter Agreement between the Company and Andrew Koslow dated August 26, 2002
10	.17**	Form of Indemnification Agreement entered into between Penson Worldwide, Inc. and its officers and directors
11	.1*	Statement regarding computation of per share earnings
21	.1**	List of Subsidiaries
23	.1**	Consent of BDO Seidman, LLP
23	.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
24	.1**	Power of Attorney (included on signature page)

 * To be filed by amendment.
** Previously filed.
 † Confidential treatment has been requested for certain information contained in this document. Such information has been omitted and filed separately with the Securities and Exchange Commission.

b.	Financial Statement Schedules

Schedule I— Condensed Financial Information of Registrant
Item 17.     Undertakings
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
The undersigned Registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 14, 2005.

PENSON WORLDWIDE, INC.

By:	/s/ Philip A. Pendergraft

Name: Philip A. Pendergraft
Title: Chief Executive Officer
Power of attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roger J. Engemoen, Jr., Chairman, Daniel P. Son, President, and Philip A. Pendergraft, Chief Executive Officer, and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Roger J. Engemoen, Jr.	Chairman	September 14, 2005

/s/ Philip A. Pendergraft Philip A. Pendergraft	Chief Executive Officer (Principal Executive Officer) and Director	September 14, 2005

* Daniel P. Son	President and Director	September 14, 2005

Signature		Title	Date

* David R. Henkel		Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 14, 2005

* James S. Dyer		Director	September 14, 2005

* J. Kelly Gray		Director	September 14, 2005

* William D. Gross		Director	September 14, 2005

* David M. Kelly		Director	September 14, 2005

* Thomas R. Johnson		Director	September 14, 2005

* John L. Drew		Director	September 14, 2005

*By:	/s/ Philip A. Pendergraft Philip A. Pendergraft Attorney-in-Fact		September 14, 2005